Exhibit 10.71
July 14, 2015
David Kastin
Dear Mr. Kastin:
Vitamin Shoppe Industries Inc. (“Company” or “The Vitamin Shoppe”) is very pleased to offer you the position of Senior Vice President, General Counsel and Corporate Secretary contingent on a successful drug screening and background investigation. You will report to Colin Watts, Chief Executive Officer. Your start date will be August 17, 2015.
The details of our offer are as follows:

•	Annualized base salary of $350,000. Your first performance appraisal and merit review will be in March 2016 and annually thereafter.

•	You will be eligible for a bonus in accordance with VS Management Incentive Plan (MIP) with a target bonus of 45% of your 2015 eligible earnings to be paid in March 2016.

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You will receive a sign-on bonus in the gross amount of $50,000 payable within 30 days of hire. Additionally, within one (1) year after the effective date of employment of this position, should you resign your employment for any reason whatsoever, or shall be dismissed by the Company due to violation of The Vitamin Shoppe’s Standards of Business Conduct, and/or any other company policy governing the ethical performance of your job and/or any other law applicable to the ethical conduct of business, or any conduct giving rise to immediate discharge (other than performance), then the amount of the sign on bonus will be deducted from your last pay check(s). Should the amount of your sign on bonus be greater than what was deducted from your paycheck(s), the remaining balance will be due in full upon 90 days from your last date of employment with The Vitamin Shoppe.

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You will receive a one-time sign-on Equity Grant of $250,000 at such time as the next Quarterly grant is scheduled. Equity grants are subject to the terms of the equity plan and form of grant agreement. The terms include for example, vesting over a period of continued employment, and forfeiture and repayment provisions if you breach our covenants on confidentiality, trade secrets, non-competition or have engaged in employee fraud.

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You will also be eligible for equity grants on an ongoing basis in connection with the annual stock incentive program. Whether there will be a grant in any particular year and, if so, the amount of such grant is determined by the Board of Directors, in its sole discretion, in the spring of each year. Once this determination has been made, it will be communicated to you. Historically, equity awards to individuals at your level are valued at approximately $200,000, however, the Board of Directors retains discretion at all times to award more or less, or to decline to make any award at all.

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Health care plan including dental begins on the first day of the month following one full calendar month of employment. Dependent coverage is also available. The plans require associate contributions, which vary based upon the selected coverage.

•	Company-paid three-time annual salary in basic life insurance and AD&D to a maximum of

•	Company-paid Long Term Disability.

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401(k) eligibility on the first day of the month following one full calendar month of employment. Following one full year of employment, the Company will match 100% of the first 3% and 50% of the next 2% of your contribution. You will be eligible to receive the Company match on the first day of the month following your anniversary date.

•	Twenty-seven paid time off (PTO) days annually, which will become available pro-rata on a weekly basis.

•	Six holidays including Memorial Day, July 4th, Labor Day, Thanksgiving Day, Christmas Day, and New Years Day.

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You shall participate in the Company’s Executive Severance Pay Policy (as amended from time to time) and the terms and conditions of such policy are incorporated herein by reference as if such terms were a part of this offer letter; provided, that notwithstanding anything to the contrary contained therein, the minimum amount of Severance pay (as defined therein) that shall be paid to you upon a termination without Cause (as defined therein) shall not be less than 52 weeks of your annual base salary.

Please understand that the above is simply a brief description of each of the various benefit and compensation plans. You should refer to the actual plan documents for more specific details of each of our benefit plans
Except insofar as certain benefits may become vested, all associate benefits, including but not limited to those identified above, are subject to revision or termination at any time at the Company’s sole discretion.
It is agreed that the employment relationship between the Associate and the Company, commonly referred to as “employment-at-will” is not for any definite period of time and may be terminated by either the Associate, or by the Company, at any time, and for any, or for no, reason. This “employment-at-will” policy will apply to you throughout your employment by Vitamin Shoppe and cannot be modified except by an express, written contract that is executed by the Chief Executive Officer and you.
You acknowledge and agree that all writings, inventions, improvements, processes, procedures, programs, techniques and other data and information that are furnished to you by the Company or that you design, generate or develop in connection with your employment with the Company, whether on the Company’s property or otherwise, whether alone or with others, are and will remain the sole and confidential property of the Company. You specifically agree that all materials that you design, generate or develop in connection with your employment with the Company will be considered “works made for hire” under applicable law and that all such material will be owned exclusively by the Company. You hereby assign and transfer to the Company all right, title and interest that you may have in and to such materials under patent, copyright, trade secret, trademark, and other applicable laws. During your employment by Vitamin Shoppe, you agree that you will not, directly or indirectly, either for yourself or for any other person, business, or entity, hire from Vitamin Shoppe or attempt to hire, divert or take away from Vitamin Shoppe, any of the business of Vitamin Shoppe or any officer or associate of Vitamin Shoppe.
Upon commencement of employment you will be asked to sign an agreement further acknowledging the confidential nature of all information disclosed in connection with your employment by Vitamin Shoppe.
You hereby represent and warrant that there are no restrictions upon you arising out of prior employment, or otherwise, that would in any way adversely impact your ability to perform your duties for Vitamin Shoppe, including but not limited to any prohibitions on you soliciting any prior customers or contacts for business or services or prospective associates to work for Vitamin Shoppe.
The Vitamin Shoppe supports a Drug Free Work Environment. Your employment is contingent upon successful completion of a drug test. Testing must be done within twenty-four hours of acceptance of this offer. Upon acceptance of the offer, instructions for the drug test will be provided to you. Please indicate your acceptance by returning a signed copy of this offer to The Vitamin Shoppe.
We look forward with pleasure to your joining us.
Regards,

/s/ Teresa Orth
Teresa Orth
Senior Vice President, Human Resources

CC: Colin Watts, CEO and Chief Health Enthusiast
Rick Markee, Executive Chairman of the Board

Acknowledgment:
I have carefully read and fully understand each of the terms of the foregoing offer of employment. I acknowledge and agree to the terms of employment outlined herein:
/s/ David Kastin                        July 14, 2015
David Kastin                        Date